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                                                               EXHIBIT (a)(5)(i)

                      AMENDMENT NO. 1 TO RIGHTS AGREEMENT


This Amendment No. 1 dated as of December 11, 2000 (this "Amendment") to the Rights Agreement dated as of February 25, 2000 (the "Rights Agreement"), between WILLAMETTE INDUSTRIES, INC., an Oregon corporation (the "Company"), and MELLON INVESTOR SERVICES LLC (f/k/a ChaseMellon Shareholder Services, L.L.C.) (the "Rights Agent").

     WHEREAS, the Company and the Rights Agent are parties to the Rights Agreement;

     WHEREAS, the Company deems it advisable to amend the Rights Agreement; and

     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Board of Directors has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable and the Company and the Rights Agent desire to evidence such amendment in writing.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

     1. DEFINED TERMS. Terms defined in the Rights Agreement and not otherwise defined herein shall have the meanings given to them in the Rights Agreement.

     2. AMENDMENT TO SECTION 23. Section 23(a) of the Rights Agreement is hereby amended by deleting such section in its entirety and inserting in lieu thereof the following:

     "The Board of Directors may, at its option, at any time prior to such time as any Person becomes an Acquiring Person, redeem all, but not less than all, the then outstanding Rights at a redemption price of $.0025 per Right, as such amount may be appropriately adjusted to reflect any stock split, stock dividend, or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the "Redemption Price"). The redemption of the Rights by the Board of Directors may be made effective at such time, on such basis and with such conditions as the Board of Directors, in its sole discretion, may establish."

     3. AMENDMENT TO SECTION 27. Section 27 of the Rights Agreement is hereby amended by deleting such section in its entirety and inserting in lieu thereof the following:

     "The Company may from time to time, by action of the Board of Directors, supplement or amend this Agreement without the approval of any holders of Common Shares in order to cure any ambiguity, to correct or supplement any provision contained herein which may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to the Rights which the Board of Directors may deem necessary or desirable; provided, however, that, from and after such time as any Person becomes an Acquiring Person, this Agreement shall not be amended in any manner which would adversely affect the interests of the holders of Rights. Upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or
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     amendment is in compliance with the terms of this Section 27, the Rights
     Agent shall execute such supplement or amendment; provided, however, that the Rights Agent may, but shall not be obligated to, enter into any such supplement or amendment which affects its own rights, duties or immunities under this Agreement."

      3. EFFECTIVENESS. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

      4. GOVERNING LAW. This Amendment shall be deemed to be a contract made under the laws of the State of Oregon and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

      5. MISCELLANEOUS. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed an original and all such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.


     WILLAMETTE INDUSTRIES, INC.

          /s/ Greg Hawley
     By:  ______________________
          Name:  Greg Hawley
          Title: Executive Vice President and
                 Chief Financial Officer

     MELLON INVESTOR SERVICES LLC

          /s/ Dennis Treibel
     By:  ______________________
          Name:  Dennis Treibel
          Title: Vice President